Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-33214, No. 333-47824, and No. 333-136863) on Form S-8 of Pinnacle Data Systems, Inc. of our report dated March 25, 2008 relating to our audit of the financial statements and the financial statement schedule, which appear in this Annual Report on Form 10-K of Pinnacle Data Systems, Inc. for the year ended December 31, 2007. Our report with respect to the financial statements refers to our audit of the adjustments described in Note 3 that were applied to restate the 2006 financial statements to correct certain errors related to income taxes. However, we were not engaged to audit, review, or apply any procedures to the 2006 financial statements other than with respect to such adjustments.

/s/ McGladrey & Pullen, LLP

Columbus, Ohio

March 25, 2008